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                                                                     EXHIBIT 2.3

                  SECOND AMENDMENT TO STOCK PURCHASE AGREEMENT

         This Second Amendment to Stock Purchase Agreement (the "Second Amendment") dated effective as of July 11, 2003, by and between AFC ENTERPRISES, INC., a Minnesota corporation ("AFC") and STARBUCKS CORPORATION, a Washington corporation ("Purchaser"), serves to amend the Stock Purchase Agreement dated as of April 15, 2003, by and among the parties hereto (the "Stock Purchase Agreement"). Capitalized terms not otherwise defined herein shall have the meaning attributed to such terms in the Stock Purchase Agreement.

                                     RECITAL

The parties wish to amend Appendix B of the Stock Purchase Agreement to clarify the treatment of Transferred Employees and benefit plans under the Agreement and to correct certain typographical errors contained in the Stock Purchase Agreement.

         Therefore, the parties agree to amend the Stock Purchase Agreement as follows:

                                    AMENDMENT

1.       Amendments to Appendix B.

         1.1 The first sentence of Section 3(a) of Appendix B of the Stock Purchase Agreement is amended to read as follows:

                  "Commencing at the Effective Time, Purchaser shall cause the Companies to continue the at-will employment of each Transferred Employee other than Transferred Employees who are employed by AFC, and the Transferred Employees who are employed by AFC shall become at-will employees of either Purchaser or one of the Companies, as determined by Purchaser."

         1.2 Section 4(a)(ii) of Appendix B of the Stock Purchase Agreement is amended by adding the following sentence:

                  "Notwithstanding the foregoing, AFC shall not continue SRC coverage (a fully insured health plan for certain restaurant workers) for the Transferred Employees during the Extension Period."

         1.3 Section 4(c) of Appendix B of the Stock Purchase Agreement is amended by adding the following sentence:

                  "Purchaser acknowledges that coverage of the Transferred Employees during the Extension Period will not be subject to AFC's stop-loss coverage, and Purchaser agrees that it will be liable to AFC for any amounts that would otherwise be reimbursed by such coverage."

         1.4 The final sentence of Section 5(c) of Appendix B of the Stock Purchase

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                  Agreement is amended to read as follows:

                  "During the Extension Period, but not beyond, AFC will allow (through plan amendment or otherwise) Transferred Employees to continue their participation in the flexible spending account for health care under the AFC Group Health Plan. (As of the Effective Time, Transferred Employees will cease participation in their dependent care flexible spending accounts under the AFC Group Health Plan, but may utilize any residual account balances by submitting claims for expenses incurred during the balance of the 2003 plan year, including the Extension Period.) During the Extension Period, no additional contributions to the Transferred Employees' flexible spending accounts for health care will be withheld from the Transferred Employees' compensation, but the total amount that each Transferred Employee elected to contribute to his or her flexible spending account for health care (minus any amount used to reimburse previously incurred claims) will be available to pay claims incurred during the Extension Period as if they were contributed. During the Extension Period, Transferred Employees will also have the opportunity to add, change or cancel enrollment due to a qualified family status change. Purchaser shall reimburse AFC for any amounts paid from the Transferred Employees' flexible spending accounts for health care for claims incurred during the Extension Period in excess of the difference between the amount contributed to these accounts by the Transferred Employees and any such amounts used to reimburse previously incurred claims."

2.       Correction of Typographical Errors.

         2.1 The phrase "true and correct" is hereby inserted in the first sentence of Section 6 of the Agreement after the phrase "which representations and warranties set forth herein shall be".

         2.2      The word "and" is hereby inserted in the first sentence of
                  Section 6 of the Agreement after the phrase "as of the date hereof".

         2.3 In Section 11.a.vii, the phrase "development of franchise rights" is hereby amended to be "development or franchise rights".

3. Counterparts. This Second Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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4.       Entire Agreement; Effectiveness of Second Amendment. This Second
         Amendment, together with the Stock Purchase Agreement, as amended by the First Amendment to the Stock Purchase Agreement dated June 30, 2003 ("First Amendment")(including without limitation all exhibits, schedules and appendices thereto) constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Second Amendment. Except as expressly provided in this Second Amendment, all other terms and conditions of the Stock Purchase Agreement, including all exhibits, schedules and appendices thereto, and the First Amendment remain in full force and effect and are not amended or modified in any respect.

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IN WITNESS WHEREOF, the parties hereto have executed or caused this Second
Amendment to be executed and delivered their duly authorized officers, as of the day and year first above written.

AFC ENTERPRISES, INC.                         STARBUCKS CORPORATION

By: /s/ Allan J. Tanenbaum                    By: /s/ Michael Casey
   -------------------------------               -------------------------------
Name: Allan J. Tanenbaum                      Name: Michael Casey
     -----------------------------                 -----------------------------

Title: Senior Vice President                  Title: Executive Vice President
      ----------------------------                  ----------------------------

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